EXHIBIT 99

                                                                 August 21, 2000


                        PSE&G ELECTRIC GENERATION ASSETS
                          TRANSFERRED TO PSEG POWER LLC


     Public Service Electric and Gas Company (PSE&G) announced today, that pursuant to the restructuring order issued by the NJ Board of Public Utilities, it has transferred its electric generating facilities to PSEG Power LLC, an unregulated power producing affiliate.

     All state and federal authorizations and approvals necessary for the transfer have been obtained and today's action completes the transfer within a one-year time frame indicated in the BPU order.

     The generating assets will be transferred at the price specified in the BPU order - $2.443 billion plus $242 million for other generating related assets such as fuel, materials, and supplies. The parties have agreed to execute a supplemental agreement reflecting any change in the value of the assets if required as a result of a current appeal to the NJ Supreme Court of a lower court decision upholding the BPU's restructuring and securitization orders regarding PSE&G.

     PSE&G and PSEG Power LLC are subsidiaries of Public Service Enterprise Group Incorporated (NYSE:PEG), a diversified energy holding company headquartered in Newark, NJ. PSEG Power's subsidiaries are PSEG Nuclear LLC, PSEG Fossil LLC and PSEG Energy Resources and Trade LLC.

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